Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4226 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2024 RESULTS
•First quarter net earnings of $45 million, Adjusted EBITDA(1) of $576 million
•Announced transaction with Ma'aden valuing Mosaic stake at approximately $1.5 billion
•Completed 800,000 tonne MicroEssentials capacity conversion
•Riverview facility back to full capacity
•Returned 88% of free cash flow to shareholders
TAMPA, FL, May 1, 2024 - The Mosaic Company (NYSE: MOS), reported net earnings of $45 million, or $0.14 per diluted share, for the first quarter of 2024. Adjusted EPS(1) was $0.65 and Adjusted EBITDA(1) was $576 million.
“Mosaic delivered a solid first quarter,” said President and CEO Bruce Bodine. “For the remainder of the year, we will focus on execution and the completion of previously announced low capital intensity initiatives that build on our strengths."

First Quarter Results Highlights:
•First quarter revenues totaled $2.7 billion, down 26 percent from the year ago period, reflecting the impact of lower selling prices. The gross margin rate in the first quarter was 14.9 percent, down from 18.6 percent in the year ago period.
•Net earnings in the first quarter totaled $45 million, compared with $435 million in the year ago period. Current period results reflected the after-tax impact of notable items totaling $165 million, mainly from a foreign currency transaction loss, an unrealized loss on derivatives, and an adjustment to environmental reserves. Adjusted EBITDA(1) totaled $576 million, compared with $777 million in the first quarter of 2023. Cash from operating activities totaled $(80) million and free cash flow(1) totaled $203 million. This compares to $149 million and $191 million, respectively, in the year ago period.
•Potash operating earnings were $198 million in the first quarter, compared to $402 million last year. Adjusted EBITDA(1) totaled $281 million, compared to $474 million in the same period last year, reflecting the impact of lower prices, partially offset by higher volume and lower Canadian resource taxes.
•Phosphate operating earnings were $40 million in the first quarter, compared to $266 million in the prior year period. Adjusted EBITDA(1) totaled $277 million, compared to $382 million in the first quarter of 2023. Segment results reflect the impact of lower prices, lower sales volume, a higher mix of third party produced fertilizers, and higher planned turnaround costs, partially offset by lower raw material costs.
•Mosaic Fertilizantes reported operating earnings of $42 million in the first quarter, compared to $(32) million in the prior year period. Adjusted EBITDA(1) totaled $83 million during the quarter, increasing from $3 million in the first quarter of 2023, reflecting higher distribution margins, partially offset by lower sales volume.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Portfolio Highlights:
•In April, Mosaic announced a transaction with Ma'aden to receive approximately $1.5 billion in Ma'aden common shares in exchange of Mosaic's 25% share of the Wa'ad Al Shamal Phosphate Company. When completed, this transaction will provide a defined value for Mosaic's investment and improve Mosaic's capital flexibility over time.
•The Colonsay potash mine was curtailed in March and will remain idle until market conditions improve.
•Mosaic completed repairs caused by a fire at its Riverview facility in late April.
Capital Allocation Highlights:
•We are executing high-return and low-capital-intensity projects
◦An 800,000 tonne MicroEssentials capacity conversion is completed and production is expected to commence in May;
◦The Esterhazy Hydrofloat project, which will add 400,000 tonnes in milling capacity, is on track to be completed by mid-2025;
◦A one million tonne blending facility in Palmeirante, Brazil is on track to be completed in 2025
•Mosaic's cost reduction plan announced last year is progressing well. We expect to drive $150 million in run rate cost reductions by the end of 2025.
•Mosaic has returned $178 million of capital to shareholders through the first quarter of 2024, including share repurchases totaling $108 million.
First Quarter Segment Results

Potash Results	Q1 2024	Q1 2023
Sales Volumes million tonnes*	2.2	1.9
MOP Selling Price(2)	$241	$421
Gross Margin (GAAP) per tonne	$98	$216
Adjusted Gross Margin (non-GAAP) per tonne(1)	$98	$216
Operating Earnings - millions	$198	$402
Segment Adjusted EBITDA(1) - millions	$281	$474
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $643 million, down from $907 million one year ago. Gross margin was $212 million compared to $413 million in the first quarter of 2023, driven by lower average selling prices. Gross margin per tonne was $98 compared to $216 in the prior-year period.
Total potash production was 2.3 million tonnes, up from 1.9 million tonnes in the prior year period. Sales volumes totaled 2.2 million tonnes, up from 1.9 million tonnes in the prior year quarter.
Sales volumes in the second quarter are expected to be in the range of 2.2-2.4 million tonnes. We expect realized mine-gate MOP prices in the range of $210-$250 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Phosphate Results	Q1 2024	Q1 2023
Sales Volumes million tonnes*	1.6	1.8
DAP Selling Price(4)	$598	$660
Gross Margin (GAAP) per tonne	$97	$141
Adjusted Gross Margin (non-GAAP) per tonne(1)	$97	$141
Operating Earnings - millions	$40	$266
Segment Adjusted EBITDA(1) - millions	$277	$382
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.2 billion, down from $1.4 billion in the prior year period. Gross margin was $159 million, compared to $259 million for the same period a year ago. Higher conversion costs, a higher mix of low margin third party produced finished products and higher turnaround costs impacted our profitability. Gross margin per tonne was $97 compared to $141 in the prior-year period.
Production of finished phosphates totaled 1.6 million tonnes, down 14 percent year-over-year, and sales volumes totaled 1.6 million tonnes, down from last year. Production volumes during the quarter were impacted by higher planned maintenance turnaround activities.
Mosaic expects sales volumes in the second quarter to be 1.6-1.8 million tonnes. DAP prices at the plant are expected to be in the range of $530-$580 per tonne. Second quarter realized stripping margins are expected to moderate from the first quarter but remain above historical levels. Conversion and turnaround costs will remain elevated in the second quarter as Mosaic continues to work to increase production volume.

Mosaic Fertilizantes Results	Q1 2024	Q1 2023
Sales Volumes million tonnes*	1.7	2.1
Finished Product Selling Price	$517	$646
Gross Margin (GAAP) per tonne	$44	$(1)
Adjusted Gross Margin (non GAAP) per tonne(1)	$43	$(1)
Operating Earnings - millions	$42	$(32)
Segment Adjusted EBITDA(1) - millions	$83	$3
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $886 million, down from $1.3 billion in the prior year period due to lower pricing. Gross margin was $75 million, compared to $(1) million for the same period a year ago.
Our distribution business profitability improved significantly from the same period in the prior year as high priced inventory destocking was completed in the first half of 2023. Production margin per tonne also improved from the same period of 2023, driven by strong co-product sales and margins.
We expect distribution margins to be in line with the normal historical range.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Other
Selling, general, and administrative costs (SG&A) were $107 million, down from $128 million in the year-ago period as cost reduction plans are progressing well. The effective tax rate during the quarter was 24.6 percent.
Mosaic recognized earnings from equity investments of $38 million.
Market Outlook
Agricultural fundamentals remain constructive, with grains and oilseeds stock-to-use ratios expected to remain pressured for the foreseeable future. While corn and soybean fundamentals and prices have softened recently, growers around the world remain profitable. Constructive long-term agriculture fundamentals and favorable economics incentivize growers to maximize yields. In 2024, the El Nino weather pattern is expected to shift to La Nina, creating a favorable backdrop in Southeast Asia, India and Brazil. Certain parts of the world have gone through two years of under-application of fertilizers, and growers are seeking to replenish soil nutrients.
For fertilizer demand, as North America is transitioning out of a robust spring planting season, the rest of the world is set to pick up in the coming months. In Brazil, despite the credit and liquidity challenges in the region, low inventory and a favorable demand outlook sets the stage for peak or near peak fertilizer shipments in 2024.
Global potash supply constraints are likely to continue to abate this year as we see higher exports from Belarus and Russia. However, we also expect strong palm oil fundamentals to drive demand recovery in South East Asia.
Despite the temporary resumption of China phosphate exports, the favorable overall picture has not changed as domestic agriculture and industrial demand will continue to be prioritized over fertilizer exports in the long term.
These factors suggest the global potash market is balanced and the phosphate market will remain tight in 2024.
2024 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2024:

Modeling Assumptions	Full Year 2024
Total Capital Expenditures	$1.1 - 1.2 billion
Depreciation, Depletion & Amortization	$960 - $990 million
Selling, General, and Administrative Expense	$470 - $500 million
Net Interest Expense	$160 - $180 million
Effective tax rate	High 20’s %
Cash tax rate	Mid 20's %
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2023 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2023 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $60 million (5)	$308
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $70 million	$573
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.00
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Thursday, May 2, 2024, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 1683304. All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: risks related to the anticipated value of the Ma’aden shares to be issued in the proposed transaction at transaction announcement and at closing, the expected timing and likelihood of completion of the pending Ma’aden transaction, including the inability to receive the required approval by Ma’aden shareholders and other approvals, including potential regulatory approvals, necessary to complete the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable agreement; the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Ma’aden and MWSPC; political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of MWSPC, the future success of current plans for MWSPC and any future changes in those plans;difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The declarations and payment of future dividends and special dividends remain at the discretion of the Board of Directors.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended June 30, 2022, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2024, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.51):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(100)	$28	$(0.22)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(31)	8	(0.07)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(11)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	1	—	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	4	(1)	0.01
ARO Adjustment	Phosphate	Other operating income (expense)	(14)	4	(0.03)
Environmental reserves	Phosphate	Other operating income (expense)	(77)	21	(0.17)
Total Notable Items			$(228)	$63	$(0.51)
For the three months ended March 31, 2023, the company reported the following notable items which, combined, positively impacted earnings per share by $0.14:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$51	$(12)	$0.11
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(1)	—	—
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
Gain on sale of Streamsong Resort	Phosphate	Other operating income (expense)	57	(14)	0.13
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	—	—	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(8)	2	(0.02)
ARO Adjustment	Phosphate	Other operating income (expense)	(20)	5	(0.04)
Environmental reserve	Phosphate	Other operating income (expense)	(6)	1	(0.01)
Total Notable Items			$61	$(15)	$0.14

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2024	2023
Net sales	$2,679.4	$3,604.3
Cost of goods sold	2,280.2	2,933.9
Gross margin	399.2	670.4
Selling, general and administrative expenses	106.8	127.7
Other operating expense (income)	119.5	(1.9)
Operating earnings	172.9	544.6
Interest expense, net	(48.0)	(41.1)
Foreign currency transaction (loss) gain	(100.3)	51.4
Other income (expense)	0.6	(8.9)
Earnings from consolidated companies before income taxes	25.2	546.0
Provision for income taxes	6.2	118.3
Earnings from consolidated companies	19.0	427.7
Equity in net earnings of nonconsolidated companies	37.5	31.3
Net earnings including noncontrolling interests	56.5	459.0
Less: Net earnings attributable to noncontrolling interests	11.3	24.2
Net earnings attributable to Mosaic	$45.2	$434.8
Diluted net earnings per share attributable to Mosaic	$0.14	$1.28
Diluted weighted average number of shares outstanding	323.5	338.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$336.7	$348.8
Receivables, net, including affiliate receivables of $118.3 and $240.1, respectively	1,212.6	1,269.2
Inventories	2,603.0	2,523.2
Other current assets	502.9	603.8
Total current assets	4,655.2	4,745.0
Property, plant and equipment, net of accumulated depreciation of $10,061.7 and $9,914.1, respectively	13,461.3	13,585.4
Investments in nonconsolidated companies	932.0	909.0
Goodwill	1,117.8	1,138.6
Deferred income taxes	1,120.4	1,079.2
Other assets	1,586.3	1,575.6
Total assets	$22,873.0	$23,032.8
Liabilities and Equity
Current liabilities:
Short-term debt	$1,203.7	$399.7
Current maturities of long-term debt	128.7	130.1
Structured accounts payable arrangements	267.1	399.9
Accounts payable, including affiliate payables of $117.9 and $245.2, respectively	850.4	1,166.9
Accrued liabilities	1,570.5	1,777.1
Total current liabilities	4,020.4	3,873.7
Long-term debt, less current maturities	3,221.7	3,231.6
Deferred income taxes	1,039.1	1,065.5
Other noncurrent liabilities	2,428.0	2,429.2
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 394,563,599 shares issued and 321,392,799 shares outstanding as of March 31, 2024, 393,875,241 shares issued and 324,103,141 shares outstanding as of December 31, 2023	3.2	3.2
Capital in excess of par value	—	—
Retained earnings	14,109.0	14,241.9
Accumulated other comprehensive loss	(2,093.3)	(1,954.9)
Total Mosaic stockholders' equity	12,018.9	12,290.2
Noncontrolling interests	144.9	142.6
Total equity	12,163.8	12,432.8
Total liabilities and equity	$22,873.0	$23,032.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2024	2023
Cash Flows from Operating Activities:
Net cash (used in) provided by operating activities	$(80.0)	$149.0
Cash Flows from Investing Activities:
Capital expenditures	(383.0)	(321.5)
Purchases of available-for-sale securities - restricted	(624.7)	(604.6)
Proceeds from sale of available-for-sale securities - restricted	619.8	591.2
Proceeds from sale of business	—	158.4
Acquisition of business	—	(41.0)
Other	0.1	(3.9)
Net cash used in investing activities	(387.8)	(221.4)
Cash Flows from Financing Activities:
Payments of short-term debt	(4,596.2)	(3,127.9)
Proceeds from issuance of short-term debt	4,900.4	3,356.5
Payments of inventory financing arrangement	(200.3)	—
Proceeds from inventory financing arrangement	701.2	400.8
Payments of structured accounts payable arrangements	(226.1)	(381.2)
Proceeds from structured accounts payable arrangements	90.9	169.8
Collections of transferred receivables	101.6	608.2
Payments of transferred receivables	(100.6)	(607.0)
Payments of long-term debt	(15.4)	(15.0)
Repurchases of stock	(108.4)	(456.0)
Cash dividends paid	(69.7)	(152.4)
Dividends paid to non-controlling interest	(8.2)	—
Other	(11.3)	(4.8)
Net cash provided by (used in) financing activities	457.9	(209.0)
Effect of exchange rate changes on cash	(3.8)	4.3
Net change in cash, cash equivalents and restricted cash	(13.7)	(277.1)
Cash, cash equivalents and restricted cash - beginning of period	360.8	754.1
Cash, cash equivalents and restricted cash - end of period	$347.1	$477.0

	Three months ended

	March 31, 2024	March 31, 2023
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$336.7	$464.8
Restricted cash in other current assets	2.4	9.8
Restricted cash in other assets	8.0	2.4
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$347.1	$477.0
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended March 31,
	2024	2023
Net income attributable to Mosaic	$45.2	$434.8
Basic weighted average number of shares outstanding	322.1	335.4
Dilutive impact of share-based awards	1.4	3.3
Diluted weighted average number of shares outstanding	323.5	338.7
Basic net income per share attributable to Mosaic	$0.14	$1.30
Diluted net income per share attributable to Mosaic	$0.14	$1.28
Notable items impact on net income per share attributable to Mosaic	(0.51)	0.14
Adjusted diluted net income per share attributable to Mosaic	$0.65	$1.14

Free Cash Flow

	Three months ended March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(80)	$149
Capital expenditures	(383)	(322)
Working capital financing(a)	666	364
Free cash flow	$203	$191
(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended March 31,
	2024	2023
Consolidated net earnings attributable to Mosaic	$45	$435
Less: Consolidated interest expense, net	(48)	(41)
Plus: Consolidated depreciation, depletion and amortization	241	220
Plus: Accretion expense	27	23
Plus: Share-based compensation expense	9	12
Plus: Consolidated provision for income taxes	6	118
Less: Equity in net earnings of nonconsolidated companies, net of dividends	22	6
Plus: Notable items	222	(66)
Adjusted EBITDA	$576	$777

	Three months ended
	March 31,	March 31,
Potash Earnings (in millions)	2024	2023
Operating Earnings	$198	$402
Plus: Depreciation, Depletion and Amortization	82	70
Plus: Accretion Expense	2	2
Plus: Foreign Exchange Gain (Loss)	(31)	3
Plus: Notable Items	30	(3)
Adjusted EBITDA	$281	$474

	Three months ended
	March 31,	March 31,
Phosphates Earnings (in millions)	2024	2023
Operating Earnings	$40	$266
Plus: Depreciation, Depletion and Amortization	117	116
Plus: Accretion Expense	20	16
Plus: Foreign Exchange Gain (Loss)	2	(2)
Plus: Other Income (Expense)	3	—
Plus: Dividends received from equity investment	15	25
Less: Earnings from Consolidated Noncontrolling Interests	10	25
Plus: Notable Items	90	(14)
Adjusted EBITDA	$277	$382

	Three months ended
	March 31,	March 31,
Mosaic Fertilizantes (in millions)	2024	2023
Operating Earnings (Loss)	$42	$(32)
Plus: Depreciation, Depletion and Amortization	40	32
Plus: Accretion Expense	5	5
Plus: Foreign Exchange Gain (Loss)	(45)	23
Plus: Other Income (Expense)	(2)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	1	—
Plus: Notable Items	44	(24)
Adjusted EBITDA	$83	$3

	Three months ended
Potash Gross Margin (per tonne)	March 31,	March 31,
	2024	2023
Gross margin / tonne	$98	$216
Notable items in gross margin / tonne	—	—
Adjusted gross margin / tonne	$98	$216

	Three months ended
Phosphate Gross Margin (per tonne)	March 31,	March 31,
	2024	2023
Gross margin / tonne	$97	$141
Notable items in gross margin / tonne	—	—
Adjusted gross margin / tonne	$97	$141

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	March 31,	March 31,
	2024	2023
Gross margin / tonne	$44	$(1)
Notable items in gross margin / tonne	(1)	—
Adjusted gross margin / tonne	$43	$(1)